Exhibit 5.1

December 30, 2014

Globalstar, Inc.
300 Holiday Square
Covington, LA 70433
Attn: James Monroe III

Re: Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) of Globalstar, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the resale by Thermo Investments II LLC (“TI”) of up to 12,371,136 of shares (the “Shares”) of voting common stock, par value of $0.0001 per share, of the Company (the “Common Stock”).
We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

Basing our opinion on the foregoing, we are of the opinion that the Common Stock is duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the matters governed by Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP
Taft Stettinius & Hollister LLP